Exhibit 99.1

Bidz.com, Inc. Promotes Claudia Liu to Chief Operating Officer

LOS ANGELES, CA, October 5, 2006—Bidz.com, Inc., a leading online auctioneer of jewelry, today announced the appointment of Claudia Liu to the newly created position of Chief Operating Officer, effective immediately.  Ms. Liu will oversee the operations, auction, marketing, IT and purchasing functions, and will continue to report to Bidz.com’s President and Chief Executive Officer, David Zinberg.

Ms. Liu joined Bidz.com in 2001 and was promoted to Vice President of Operations in 2002.  Prior to joining Bidz, Ms. Liu was Director and General Manager of Cybertowers Pte Ltd., a publicly listed company on the Kuala Lumpur Stock Exchange in Malaysia. Ms. Liu has over 15 years of experience in accounting, operations and general management. Ms. Liu received a Bachelor Degree in Social Science from Sheng Cheng University in Taipei in 1985.

“Claudia has been a valuable member of our team over the past several years and has helped build a strong operational platform and team which will enable us to continue to grow the business,” said David Zinberg, President and Chief Executive Officer.  “I am confident she will be equally successful with her additional responsibilities.”

About Bidz.com Inc.

Bidz.com, founded in 1998, is an online auctioneer of jewelry. Bidz offers its products through a live auction format requiring only a $1 minimum opening bid. To learn more about Bidz.com visit its website at www.bidz.com.

CONTACTS:

Allyson Pooley
Integrated Corporate Relations
(310) 954-1100
apooley@icrinc.com

Lawrence Kong, CFO
Bidz.com, Inc.
(310) 280-7373